EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-102840 and 333-102842) of US Dataworks, Inc. of our report dated June 4, 2004 relating to the financial statements as of March 31, 2004 and for each of the two years in the period ended March 31, 2004, which appears in this Form 10-KSB.

/s/ Ham, Langston & Brezina, LLP

Ham, Langston & Brezina, LLP
Houston, Texas

June 29, 2004